Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Linda Magee 206-269-8514 ir@sbxhi.com

SeaBright Names Neal Fuller Chief Financial Officer

Seattle, WA – September 12, 2011 – SeaBright Holdings, Inc. (NYSE: SBX) today announced that Neal A. Fuller has been elected Senior Vice President, Chief Financial Officer and Assistant Secretary.

Mr. Fuller, age 49, has acquired extensive strategic financial experience and skills over his 27 years in the financial services industry.  He was most recently Senior Vice President and CFO of the ICW Group, a property-casualty insurance company in California.  At ICW, Mr. Fuller led all financial operations including Accounting, Premium Accounting, Premium Audit and Treasury.  Prior to ICW, Mr. Fuller served as Senior Vice President-Finance and Treasurer of Safeco Corporation.  During his time at Safeco, he oversaw Investments, Treasury Operations, Investor Relations, Capital Management and Banking and Rating Agency Relationships.  Mr. Fuller held financial leadership positions with Safeco Asset Management and Safeco Mutual Funds from 1991 to 2000, where he was responsible for accounting and SEC reporting of financial results.

A native of Washington State, Mr. Fuller holds a Bachelor of Arts degree from the University of Puget Sound.  He lives in the Seattle area with his wife and two children.

“Neal’s deep knowledge of finance, accounting and insurance as well as his extensive experience with the investor community position him well to immediately contribute to SeaBright.  We are very pleased to welcome him to our senior management team,” said John Pasqualetto, President, Chairman and CEO of SeaBright Holdings, Inc.

“I am delighted to join SeaBright’s management team and look forward to helping the Company improve profitability and value for shareholders. SeaBright is uniquely positioned with its specialized commercial insurance, brokerage and managed care businesses for this rapidly changing insurance environment,” said Mr. Fuller.

About SeaBright Holdings, Inc.

SeaBright Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services, Inc.  PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Paladin Managed Care Services, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries. To learn more about SeaBright Holdings, Inc., visit our website at www.sbxhi.com.
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